Exhibit 99.1

SUPERVALU Reports Fourth Quarter and Fiscal 2012 Results

· Fiscal 2013 earnings guidance of $1.27 to $1.42 per diluted share

· Fiscal 2012 net loss of $4.91 per diluted share inclusive of non-cash goodwill and intangible asset impairment charges

· Adjusted fiscal 2012 earnings of $1.25 per diluted share

· Fiscal 2012 net cash flows from operating activities of $1.1 billion

MINNEAPOLIS--(BUSINESS WIRE)--April 10, 2012--SUPERVALU INC. (NYSE: SVU) today reported fourth quarter fiscal 2012 net sales of $8.2 billion and a net loss of $424 million, or $2.00 per diluted share, including non-cash goodwill and intangible asset impairment charges of $492 million after-tax, or $2.32 per diluted share, and employee-related costs of $13 million after-tax, or $0.06 per diluted share, related to a previously announced reduction in workforce. The Company finalized its calculation of goodwill and intangible asset impairment charges from the prior quarter and recorded an additional charge in the fourth quarter based upon the further decline in its equity valuation. When adjusted for the non-cash goodwill and intangible asset impairment charges and employee-related costs, fourth quarter fiscal 2012 net earnings were $81 million or $0.38 per diluted share. In the fourth quarter of fiscal 2011, net sales were $8.7 billion and net earnings were $95 million, or $0.44 per diluted share, which included charges related to previously announced store closures and employee-related costs ($47 million after-tax, or $0.22 per diluted share) and a non-cash intangible asset impairment charge ($18 million after-tax, or $0.09 per diluted share), which were fully offset by a gain on the sale of Total Logistic Control ($65 million after-tax, or $0.31 per diluted share).

Craig Herkert, SUPERVALU’s chief executive officer and president, said, “I am pleased with the launch of our business transformation this year and the initial results from that strategy which helped us deliver our adjusted earnings results of $1.25 for fiscal 2012. Our disciplined approach to pre-funding price investments is allowing us to invest across markets, categories and items. We remain focused on delivering improved value for our customers and meeting the specific needs of each community we serve.”

Fourth Quarter Results

Fourth quarter retail food net sales were $6.4 billion compared to $6.7 billion last year. The change in net sales primarily reflects identical store sales of negative 1.9 percent, previously announced store closures and the sale of fuel centers. Total retail square footage was 63.7 million, a 0.4 percent decrease from the fourth quarter of fiscal 2011. Excluding the impact of store closures, total retail square footage increased 0.8 percent compared to the fourth quarter of fiscal 2011.

Fourth quarter independent business net sales were $1.9 billion compared to $2.0 billion last year, a decrease of 5.5 percent, primarily attributed to Target’s transition to self-distribution and the divestiture of Total Logistic Control.

Gross profit margin for the fourth quarter was $1.9 billion, or 22.8 percent of net sales, compared to $2.0 billion or 23.3 percent of net sales last year. The decrease in gross margin as a percent of net sales reflects retail price investments, additional advertising expense, and changes in business segment mix which were partially offset by the positive impact of lower fuel sales.

Selling and administrative expenses in the fourth quarter were $1.66 billion, or 20.2 percent of net sales, and included $20 million in pre-tax employee-related costs for a previously-announced reduction in workforce. Selling and administrative expenses in the fourth quarter of fiscal 2011 were $1.77 billion, or 20.4 percent of net sales, and included $53 million in pre-tax costs related to store closures and $22 million in pre-tax employee-related costs, partially offset by a $62 million pre-tax gain from the sale of Total Logistic Control. When adjusting for these items, selling and administrative expenses in the fourth quarter were $1.64 billion, or 19.9 percent of net sales compared to $1.75 billion, or 20.2 percent of net sales last year. The decrease in selling and administrative expenses as a percent of net sales reflects the benefit of the company’s cost reduction initiatives and a decrease in surplus property charges partially offset by the impact of sales deleveraging and lower fuel sales.

Retail food operating loss in the fourth quarter was $335 million and included $525 million in pre-tax goodwill and intangible asset impairment charges and $15 million in pre-tax employee-related costs related to a previously announced reduction in workforce. Last year’s retail food operating earnings were $131 million, or 2.0 percent of net sales, and included $75 million in pre-tax store closure and employee-related costs as well as a $30 million pre-tax trade name impairment charge. When adjusting for these items, retail food operating earnings in the fourth quarter of 2012 were $205 million, or 3.2 percent of net sales compared to $236 million, or 3.5 percent of net sales last year. The decline in retail food operating earnings as a percent of net sales was attributable to price investments, additional advertising expense, and the impact of sales deleveraging, all of which were partially offset by the company’s cost reduction initiatives.

Independent business operating earnings in the fourth quarter were $44 million, or 2.3 percent of net sales, and included $5 million in pre-tax employee-related costs for a previously-announced reduction in workforce. Last year’s independent business operating earnings were $120 million, or 6.1 percent of net sales, and included a $62 million pre-tax gain from the sale of Total Logistic Control. When adjusting for these items, independent business operating earnings in the fourth quarter of 2012 were $49 million, or 2.6% of net sales compared to $58 million, or 2.9 percent of net sales, last year. The decline in independent business operating earnings as a percent of net sales was primarily attributable to Target’s transition to self-distribution, the impact of the divestiture of Total Logistic Control, and a slightly higher LIFO charge.

Net interest expense for the fourth quarter was $115 million compared to $120 million last year, primarily due to reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $2 million for the fourth quarter. Excluding the goodwill and intangible asset charges and employee-related costs, the tax rate for the fourth quarter was 33.3 percent of pre-tax income, which reflects tax planning activities. Last year’s fourth quarter tax expense was $4 million, or 4.0 percent of pre-tax income. Excluding the Total Logistic Control sale and other charges, the tax rate for the fourth quarter of fiscal 2011 was approximately 34.0 percent.

Diluted weighted-average shares outstanding for the fourth quarter were 212 million shares compared to 213 million shares last year. For the fourth quarter of fiscal 2012, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses. As of February 24, 2012, SUPERVALU had 212 million shares outstanding.

Fiscal 2012 Results

The Company reported full-year net sales of $36.1 billion and a net loss of $1,040 million, or $4.91 per diluted share. When adjusted for non-cash goodwill and intangible asset impairment charges ($1,292 million after-tax, or $6.10 per diluted share) and employee-related costs ($13 million after-tax, or $0.06 per diluted share), full-year net earnings were $265 million, or $1.25 per diluted share.

In fiscal 2011, the Company reported net sales of $37.5 billion and a net loss of $1,510 million, or $7.13 per diluted share. When adjusted for non-cash goodwill and intangible asset impairment charges ($1,743 million after-tax, or $8.23 per diluted share), retail market exit and store closure costs ($77 million after-tax, or $0.37 per diluted share), severance, labor buyout and certain other costs ($51 million after-tax or $0.23 per diluted share), and a gain from the sale of Total Logistic Control ($65 million after-tax, or $0.31 per diluted share), full-year net earnings were $296 million, or $1.39 per diluted share.

For fiscal 2012 and fiscal 2011, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses.

Year-to-date net cash flows from operating activities were $1.1 billion compared to $1.2 billion in the prior year. Year-to-date net cash flows used in investing activities were $484 million compared to $227 million last year, primarily reflecting lower proceeds from asset sales and higher capital expenditures in the current year. Year-to-date net cash flows used in financing activities were $587 million compared to $975 million last year, reflecting a higher level of debt reduction in the prior year.

Year-to-date capital expenditures were $711 million compared to $604 million for the same period last year.

Fiscal 2013 Guidance

In addressing guidance, Herkert commented, “We are committed to fair price plus promotions and will intensify our efforts as we enter the second year of our business transformation. As we move into fiscal 2013, we see another year of improving identical store sales and will continue to take appropriate steps to deliver greater value to our customers and move closer to becoming America’s Neighborhood Grocer."

The company expects to generate fiscal 2013 earnings per diluted share on a GAAP basis within a range of $1.27 to $1.42.

		Fiscal 2013
	Fiscal 2012	Guidance
Reconciliation of GAAP to Non-GAAP (1)	52 Weeks	52 Weeks
GAAP diluted net earnings (loss) per share	$(4.91)	$1.27 to $1.42
Non-GAAP adjustments
Non-cash impairment charges	$6.10
Employee-related costs	$0.06
Non-GAAP adjusted diluted net earnings per share (1)	$1.25	$1.27 to $1.42

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain costs. We believe that adjusting for certain costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU’s fiscal 2013 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be $35.0 billion to $35.5 billion, which includes the reduction of approximately $500 million in sales from the sale of the majority of the Company’s fuel centers;
  Identical store sales growth, excluding fuel, is projected to be negative 1.0 percent to negative 2.0 percent;
  Sales in the independent business segment are expected to be up modestly;
  Debt reduction is estimated to be approximately $400 to $450 million;
  Capital spending is projected to be approximately $675 million; the Company expects to complete approximately 100 store remodels and increase Save-A-Lot’s store count by approximately 50 stores, including licensed locations;
  The effective tax rate is estimated to be approximately 36 percent; and
  Weighted-average diluted shares are estimated to be approximately 213 million.

A conference call to review the fourth quarter results is scheduled for today at 9:00 a.m. (central time). This quarter, supplemental information will accompany prepared remarks and be available with the live webcast at http://www.supervaluinvestors.com. A replay of the webcast will be archived with the supplemental information on SUPERVALU's website. To access the website replay go to the “Investors” link and click on “Presentations and Webcasts.”

About SUPERVALU INC.
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,300 stores composed of 1,102 traditional retail stores, including 797 in-store pharmacies; 1,332 hard-discount stores, of which 935 are operated by licensee owners; and 1,900 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 130,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute initiatives, substantial indebtedness, impact of economic conditions, labor relations issues, escalating costs of providing employee benefits, regulatory matters, food and drug safety issues, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fourth Quarter Ended		Fourth Quarter Ended
	February 25, 2012		February 26, 2011
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$8,231	100.0%	$8,660	100.0%
Cost of sales	6,353	77.2%	6,644	76.7%
Gross profit	1,878	22.8%	2,016	23.3%

Selling and administrative expenses	1,660	20.2%	1,767	20.4%
Goodwill and intangible asset impairment charges	525	6.4%	30	0.3%
Operating earnings (loss)	(307)	(3.7)%	219	2.5%

Interest expense, net	115	1.4%	120	1.4%
Earnings (loss) before income taxes	(422)	(5.1)%	99	1.1%
Income tax provision	2	0.0%	4	0.0%

Net income (loss)	$(424)	(5.1)%	$95	1.1%

Net income (loss) per share
Basic	$(2.00)		$0.45
Diluted	$(2.00)		$0.44
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	February 25, 2012		February 26, 2011
(In millions, except per share data)	(52 weeks)	% of net sales	(52 weeks)	% of net sales
	(Unaudited)
Net sales	$36,100	100.0%	$37,534	100.0%
Cost of sales	28,081	77.8%	29,124	77.6%
Gross profit	8,019	22.2%	8,410	22.4%

Selling and administrative expenses	7,106	19.7%	7,516	20.0%
Goodwill and intangible asset impairment charges	1,432	4.0%	1,870	5.0%
Operating loss	(519)	(1.4)%	(976)	(2.6)%

Interest expense, net	509	1.4%	547	1.5%
Loss before income taxes	(1,028)	(2.8)%	(1,523)	(4.1)%
Income tax provision (benefit)	12	0.0%	(13)	(0.0)%

Net loss	$(1,040)	(2.9)%	$(1,510)	(4.0)%

Net loss per share
Basic	$(4.91)		$(7.13)
Diluted	$(4.91)		$(7.13)
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fourth Quarter Ended	Fourth Quarter Ended
	February 25, 2012	February 26, 2011
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,373	$6,694
% of total	77.4%	77.3%
Independent business (1)	1,858	1,966
% of total	22.6%	22.7%
Total net sales	$8,231	$8,660
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$(335)	$131
% of sales	(5.2)%	2.0%
Independent business (3)	44	120
% of sales	2.3%	6.1%
Corporate	(16)	(32)
Total operating earnings (loss)	(307)	219
% of sales	(3.7)%	2.5%
Interest expense, net	115	120
Earnings (loss) before income taxes	(422)	99
Income tax provision	2	4
Net income (loss)	$(424)	$95

LIFO charge
Retail food	$2	$-
Independent business	1	-
Total	$3	$-

Depreciation and amortization
Retail food	$188	$195
Independent business	16	17
Total	$204	$212

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the fourth quarter ended February 25, 2012 includes $525 of goodwill and intangible asset impairment charges and $15 of other charges related to certain employee-related costs. Retail food operating earnings for the fourth quarter ended February 26, 2011 includes $30 of intangible asset impairment charges and $75 of other charges primarily related to the sale or closure of non-strategic stores and certain employee-related costs.

(3) Independent business operating earnings for the fourth quarter ended February 25, 2012 included $5 of charges related to certain employee-related costs. Independent business operating earnings for the fourth quarter ended February 26, 2011 includes $62 of gain from the sale of Total Logistic Control.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	February 25, 2012	February 26, 2011
(In millions)	(52 weeks)	(52 weeks)
	(Unaudited)
Net sales
Retail food	$27,906	$28,911
% of total	77.3%	77.0%
Independent business (1)	8,194	8,623
% of total	22.7%	23.0%
Total net sales	$36,100	$37,534
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$(698)	$(1,212)
% of sales	(2.5)%	(4.2)%
Independent business (3)	243	337
% of sales	3.0%	3.9%
Corporate (4)	(64)	(101)
Total operating loss	(519)	(976)
% of sales	(1.4)%	(2.6)%
Interest expense, net	509	547
Loss before income taxes	(1,028)	(1,523)
Income tax provision (benefit)	12	(13)
Net loss	$(1,040)	$(1,510)

LIFO charge
Retail food	$51	$15
Independent business	9	3
Total	$60	$18

Depreciation and amortization
Retail food	$817	$849
Independent business	67	76
Total	$884	$925

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the fiscal year-to-date ended February 25, 2012 includes $1,432 of goodwill and intangible asset impairment charges and $15 of other charges related to certain employee-related costs. Retail food operating loss for the fiscal year-to-date ended February 26, 2011 includes $1,870 of goodwill and intangible asset impairment charges and $172 of other charges primarily related to the sale or closure of non-strategic stores, the impact of the labor dispute at Shaw's and certain employee-related costs.

(3) Independent business operating earnings for the year ended February 26, 2011 includes $62 of gain from the sale of Total Control Logistic Control.

(4) Corporate expense for the fiscal year-to-date ended February 26, 2011 includes $7 of employee-related and litigation costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	February 25, 2012	February 26, 2011
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$157	$172
Receivables, net	730	743
Inventories	2,150	2,270
Other current assets	188	235

Total current assets	3,225	3,420

Property, plant and equipment, net	6,362	6,604

Goodwill	847	1,984

Intangible assets, net	809	1,170

Other assets	810	580

Total assets	$12,053	$13,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities

Accounts payable and accrued liabilities	$2,519	$2,661
Current maturities of long-term debt and capital lease obligations	388	403
Other current liabilities	683	722

Total current liabilities	3,590	3,786

Long-term debt and capital lease obligations	5,868	6,348

Pension and other postretirement benefit obligations	1,126	756

Other liabilities	1,448	1,528

Commitments and contingencies

Total stockholders' equity	21	1,340

Total liabilities and stockholders’ equity	$12,053	$13,758

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year-to-Date	Fiscal Year-to-Date
	Ended	Ended
	February 25, 2012	February 26, 2011
(In millions)	(52 weeks)	(52 weeks)
	(Unaudited)
Cash flows from operating activities
Net loss	$(1,040)	$(1,510)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	1,432	1,870
Asset impairment and other charges	10	116
Gain on sale of assets	(32)	(52)
Depreciation and amortization	884	925
LIFO charge	60	18
Deferred income taxes	(112)	(94)
Stock-based compensation	13	15
Net pension and other postretirement benefits expense	120	102
Contributions to pension and other postretirement benefit plans	(93)	(169)
Other	20	41
Changes in operating assets and liabilities	(206)	(99)
Net cash provided by operating activities	1,056	1,163
Cash flows from investing activities
Proceeds from sale of assets	171	360
Purchases of property, plant and equipment	(661)	(597)
Other	6	10
Net cash used in investing activities	(484)	(227)
Cash flows from financing activities
Proceeds from issuance of long-term debt	291	180
Payment of long-term debt and capital lease obligations	(794)	(1,065)
Dividends paid	(74)	(74)
Other	(10)	(16)
Net cash used in financing activities	(587)	(975)
Net decrease in cash and cash equivalents	(15)	(39)
Cash and cash equivalents at beginning of year	172	211
Cash and cash equivalents at the end of period	$157	$172

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com